Exhibit 99.1

Enertopia Corporation Announces 2024 Annual and Special Meeting of Shareholders

Kelowna, British Columbia--(Newsfile Corp. - May 10, 2024) - Enertopia Corporation (OTCQB: ENRT) and (CSE: ENRT) ("Enertopia'' or the "Company")a company focused on building shareholder value through a combination of our Nevada Lithium claims, intellectual property, & patents in the green technology space, is pleased to provide the following update.

The Company reminds its shareholders of record, as of April 10th 2024, to ensure that they submit their proxy's before the 8 AM PST May 17th 2024 submission deadline. For those who have not received their proxy materials you can request proxy materials from Nevada Agency and Transfer Company, Proxy Department, 50 West Liberty Street, Suite 880 Reno NV 89501 Tel: 775-322-0626 Fax: 775-322-5623  E-mail:  info@natco.com

We look forward to providing the AGM results and technology and property updates over the coming weeks and months." Stated President and CEO Robert McAllister

About Enertopia:

Defines itself as an Environmental Solutions Company focused on using modern technology on extracting lithium and verifying or sourcing other intellectual property in the EV & green technologies to build shareholder value.

Enertopia shares are listed for trading in Canada and quoted in the United States under ticker symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1-888-ENRT201.

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mineral exploration or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the drilling will result in an economic deposit or have any positive impact on Enertopia. There can be no assurance that the three pending patents will become patents and will have a positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The OTC Markets and the CSE have not reviewed and does not accept responsibility for the adequacy or accuracy of this release.